For more information, contact: Gilbert Avanes – EVP, CFO, and Treasurer Andrzej Matyczynski – EVP Global Operations (213) 235-2240

Reading International Reports Second Quarter 2024 Results

Earnings Call Webcast to Discuss Second Quarter Financial Results

Scheduled to Post to Corporate Website on Friday,  August  16, 2024

NEW YORK - August 14, 2024 - Reading International, Inc. (NASDAQ: RDI) (“Reading” or our “Company”), an internationally diversified cinema and real estate company with operations and assets in the United States, Australia, and New Zealand, today announced its results for the Second Quarter ended June 30, 2024.

Second Quarter 2024 Summary Results

The anticipated lingering effects of the 2023 Hollywood Strikes negatively impacted our second quarter 2024 global box office as the movie line-up featured, not only fewer blockbuster films due to changes in studio release dates, but also a number of underperforming films. The expected hit to the box office, which was most pronounced in April and May 2024, permeated our key financial results leading to an overall weaker quarter compared to Q2 2023. The 2023 Hollywood Strike impacts began to dissipate in June 2024 with the release of the record setting Inside Out 2, which has now become the highest grossing animated film of all time, and the overperforming Bad Boys: Ride or Die. Reflecting the June 2024 momentum, compared to the first quarter 2024, during the second quarter 2024 each of the Company’s cinema divisions reported (i) increases in total segment revenue and (ii) improvements in the total operating loss.

During Q2 2024 and for the first half of 2024, our global real estate division reported a slight decrease in revenues and a decrease in operating income compared to the same periods in 2023 due to lower results from our U.S. and NZ Real Estate divisions, which were balanced by stronger results from our Australian real estate division.

Key Financial Results – Second Quarter 2024

•	Total Revenues were $46.8 million compared to $65.1 million in Q2 2023.
•	Operating Loss was $4.4 million compared to Operating Income of $1.8 million in Q2 2023.
•	Adjusted EBITDA loss was $0.2 million compared to Adjusted EBITDA of $6.7 million in Q2 2023.
•	Basic loss per share was $0.42 compared to a loss of $0.12 in Q2 2023.
•	Net loss attributable to Reading was $9.3 million compared to a loss of $2.8 million in Q2 2023.

Key Financial Results – Six Months of 2024

•	Total Revenues were $91.9 million compared to $110.9 million for the first six months of 2023.
•	Operating Loss was $11.9 million compared to a loss of $6.1 million for the same period in 2023.
•	Adjusted EBITDA loss was $4.2 million compared to Adjusted EBITDA of $3.8 million for the same period in 2023.
•	Basic loss per share was $1.01 compared to a loss of $0.63 for the first six months of 2023.
•	Net loss attributable to Reading was $22.6 million compared to a loss of $13.9 million for the same period in 2023.

During the second quarter 2024, our revenues were impacted by foreign exchange in that both the Australian and New Zealand dollar average exchange rates weakened against the U.S. dollar by 1.3% and 2.1%, respectively, compared to Q2 2023

President and Chief Executive Officer, Ellen Cotter said, “While the 2023 Hollywood Strikes have had an appreciable financial impact on each of our cinema divisions to date in 2024, we look to recent results for confidence in our ability to withstand this latest disruption.  Inside Out 2, which opened in our U.S. and Australian cinemas on June 14/13, 2024, has been a resounding success.  Then, Deadpool & Wolverine, which recently ranked the second $1 billion 2024 movie at the global box office after Inside Out 2, drove our global cinema cash flow in July 2024 to be in the top five highest months since the pandemic began.  And, just this past weekend, It Ends with Us, a female driven movie based on a bestselling novel which appears to have become an event movie, has now exceeded all box office expectations by delivering a global debut of $80 million.  With highly anticipated releases such as Beetlejuice Beetlejuice, Joker: Folie à Deux, Moana 2, Wicked and Mufasa: The Lion King, we look forward to the last half of 2024. Looking ahead to 2025, we’re encouraged by the box office potential for James Cameron's Avatar 3, a new Jurassic World film from Universal, Tom Cruise in Mission: Impossible 8,  The Fantastic Four, and James Gunn's Superman from DC Studios for Warner Bros.

Ms. Cotter added, "As our global cinema business continues its recovery over the balance of 2024 and beyond, we are proactively taking steps to improve our liquidity to address upcoming debt maturities and our interest expense which has spiked due to the fastest rate hike cycle in history (up 525 basis points since March 2022). Over the past six months, we sold our Culver City office building for $10 million (using the proceeds to retire $8.4 million of debt and reduce ongoing G&A expense).  In addition, we have taken steps to market our Cannon Park property in Townsville Australia. Despite this initiative, we do not anticipate any adverse impact on our cinema operations, as we will continue to operate our cinema at this location.  In Wellington, New Zealand, we are marketing a unique opportunity to acquire our five contiguous parcels assembled in the entertainment core of New Zealand’s capital city. We believe this once-in-a-lifetime opportunity offers significant development options. We intend to reserve the right to operate any cinema constructed on these Wellington properties ensuring the future continuity of our cinema business.

“We believe that, with the expected closing of these asset monetizations, together with improving box office trends that are reinforcing the power of the theatrical release window, our Company and our stockholders are well positioned for a better 2025 and beyond."

Key Points

Cinema Business

•

The disruption caused by the 2023 Hollywood Strikes and the weaker performance of the Australian and New Zealand dollars drove our Q2 2024 financial results to decrease compared to the same period in 2023: (i) global cinema revenue decreased 30% to $42.9 million and (ii) global operating income dropped to a loss of $1.3 million from operating income of $4.5 million.  Our global cinema financial results for the six months ended June 30, 2024, were likewise impacted compared to the first six months of 2023: (i) global cinema revenue decreased by 18% to $84.2 million and (ii) global cinema segment operating loss increased to $5.4 million from a loss of $0.1 million.

•

Despite the serious headwinds imposed by the 2023 Hollywood Strikes and the pandemic, (i) the Q2 2024 operating loss of $1.1 million of our U.S. Cinema division represented a financially stronger result than all but three calendar quarters since Q4 2019 (despite a 13% reduction in screen count due to the closure of underperforming cinemas), (ii) the Q2 2024 operating loss of $87K of our Australian Cinema division represented a financially stronger result than all but eight calendar quarters since Q4 2019 and (iii) the Q2 2024 operating loss of $95K of our New Zealand Cinema division represented a financially stronger result than all but seven calendar quarters since Q4 2019.  While we are disappointed with our industry’s macro-operating conditions, the improvements in various operational strategies across each of our cinema divisions should position them to benefit from the much-improved movie slate expected over the next few years.

•

From an operational perspective, with respect to our food and beverage (“F&B”) efforts: (i) the Q2 2024 sales per person (“SPP”) of our Australian cinema division ranked the highest second quarter ever and (ii) despite Q2 2024 roll out of additional F&B discounts to drive revenues, the Q2 2024 F&B SPP of our U.S. cinema division ranked the highest second quarter ever for periods when our U.S. circuit was fully operating (i.e. excluding pandemic closure periods).

•

To further improve the overall profitability of our U.S. Cinema division, we closed an underperforming cinema in Texas whose lease expired in Q2 2024.  This closure follows the closure of two theatres in Hawaii in Q3 2023 and one in Northern California in the Q4 2023.

•	Demonstrating our long-term belief in the cinema industry, our Board authorized management to proceed with the negotiation of a lease for a new Reading Cinema in Noosa (Queensland) in Australia.

Real Estate Business

•

With respect to our global real estate business, our Q2 2024 financial results compared to the same period in 2023 experienced declines: (i) our global real estate revenue decreased slightly by 4% to $5.0 million and (ii) global operating income dropped 26% to $0.9 million. Our global real estate business financial results for the six months ended June 30, 2024, compared to the first six months of 2023 followed a similar trajectory: (i) our global real estate revenue decreased by 3% to $9.9 million and (ii) operating income of $1.8 million decreased by 20%.

•	Our U.S. real estate business (which includes Live Theatres) posted its second-highest second-quarter revenue in our Company’s history.
•

The 2024 declines in performance compared to 2023 were primarily attributable to (i) the monetization of our Culver City office building and our Maitland property (NSW), in the first quarter of 2024 and the fourth quarter of 2023, respectively, and the related elimination of rental revenue associated with those assets, (ii) an increase in our legal expenses related to our Pennsylvania assets, and (iii) our Orpheum Theatre in New York City being “dark” for the months of May and June 2024.

•

Reflective of a 95% occupancy rate for our 74 third party tenant Australian portfolio, in Q2 2024 our Australian real estate division delivered (i) the highest second quarter revenues since the second quarter ended June 30, 2019 and (ii) the highest second quarter operating income since the second quarter ended June 30, 2018.  These achievements come despite the June 2021 sale of our Auburn/RedYard (NSW) property, which had 17 third party tenants.

•	In April 2024, we extended our license agreement with an affiliate of Audible for the Minetta Lane Theatre by two years.
•	In September 2024 and for an open-ended run, the Orpheum Theatre debuts The Big Gay Jamboree, co-produced by the producers of Barbie and the creator of Titanique.

Balance Sheet and Liquidity

As of June 30, 2024,

•	Our cash and cash equivalents were $9.2 million.
•	Our total gross debt was $210.4 million representing a slight $0.1 million increase since December 31, 2023.
•	Our assets had a total book value of $494.9 million, compared to a book value of $533.1 million as of December 31, 2023.

Through Q2 2024, we worked closely with certain lenders to amend our existing debt facilities and extend upcoming maturity dates.

•

On April 4, 2024, we extended our loan with National Australia Bank (NAB) to July 31, 2026, and negotiated a Bridge Facility of A$20 million due March 31, 2025 (to be prepaid upon the sale of certain assets).

•	On April 23, 2024, we closed a 1-year extension on our 44 Union Square loan extending the maturity date to May 6, 2025. We have one remaining 1-year extension option.
•

On June 28, 2024, we entered into an Interest Rate Collar hedging agreement with NAB for A$50 million where the cap rate is 4.78% and floor rate is 4.18%. The termination date of the agreement is July 31, 2026.

•	On August 13, 2024, we executed a Variation of our Westpac loan in New Zealand which, among other things, increased our credit line by NZ$5.0 million.
•	We are currently working on a one-year extension of our loan from Santander Bank, which matured June 1, 2024.

Conference Call and Webcast

We plan to post our pre-recorded conference call and audio webcast on our corporate website on Friday, August 16, 2024, which will feature prepared remarks from Ellen Cotter, President and Chief Executive Officer; Gilbert Avanes, Executive Vice President, Chief Financial Officer and Treasurer; and Andrzej Matyczynski, Executive Vice President - Global Operations.

A pre-recorded question and answer session will follow our formal remarks. Questions and topics for consideration should be submitted to InvestorRelations@readingrdi.com on August 15, 2024 by 5:00 p.m. Eastern Time. The audio webcast can be accessed by visiting https://investor.readingrdi.com/financial-information/quarterly-results.

About Reading International, Inc.

Reading International, Inc. (NASDAQ: RDI), an internationally diversified cinema and real estate company operating through various domestic and international subsidiaries, is a leading entertainment and real estate company, engaging in the development, ownership, and operation of cinemas and retail and commercial real estate in the United States, Australia, and New Zealand.

Reading’s cinema subsidiaries operate under multiple cinema brands: Reading Cinemas, Consolidated Theatres and the Angelika brand. Its live theatres are owned and operated by its Liberty Theaters subsidiary, under the Orpheum and Minetta Lane names. Its signature property developments, including Newmarket Village in Brisbane, Australia, and 44 Union Square in New York City, are maintained in special purpose entities.

Additional information about Reading can be obtained from our Company's website: http://www.readingrdi.com.

Cautionary Note Regarding Forward-Looking Statements

This earnings release contains a variety of forward-looking statements as defined by the Securities Litigation Reform Act of 1995, including those related to our expected operated results; our belief regarding our business structure and diversification strategy; our belief regarding the quality, the quantity and the appeal of upcoming movie releases in the remainder of 2024 and 2025 and our revenue expectations relating to such movie releases; our expectations regarding our monetization of our fee interests under our cinemas and our other real estate assets; our beliefs regarding the upcoming movie slates, the refocus of film distributors and its impact on our business; and our expectations of our liquidity and capital requirements and the allocation of funds. You can recognize these statements by our use of words, such as “may,” “will,” “expect,” “believe,” and “anticipate” or other similar terminology.

Given the variety and unpredictability of the factors that will ultimately influence our businesses and our results of operation, no guarantees can be given that any of our forward-looking statements will ultimately prove to be correct. Actual results will undoubtedly vary and there is no guarantee as to how our securities will perform either when considered in isolation or when compared to other securities or investment opportunities.

Forward-looking statements made by us in this earnings release are based only on information currently available to us and speak only as of the date on which they are made. We undertake no obligation to publicly update or to revise any of our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable law. Accordingly, you should always note the date to which our forward-looking statements speak.

Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, those factors discussed throughout Part I, Item 1A – Risk Factors – and Part II Item 7 – Management's Discussion and Analysis of Financial Condition and Results of Operations – of our Annual Report on Form 10-K for the most recently ended fiscal year, as well as the risk factors set forth in any other filings made under the Securities Act of 1934, as amended, including any of our Quarterly Reports on Form 10-Q, for more information.

Reading International, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(Unaudited; U.S. dollars in thousands, except per share data)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Revenue
Cinema	$42,942	$61,056	$84,213	$103,042
Real estate	3,867	3,999	7,648	7,819
Total revenue	46,809	65,055	91,861	110,861
Costs and expenses
Cinema	(39,418)	(51,364)	(80,138)	(93,019)
Real estate	(2,461)	(2,104)	(4,696)	(4,319)
Depreciation and amortization	(4,011)	(4,689)	(8,216)	(9,329)
General and administrative	(5,271)	(5,109)	(10,693)	(10,288)
Total costs and expenses	(51,161)	(63,266)	(103,743)	(116,955)
Operating income (loss)	(4,352)	1,789	(11,882)	(6,094)
Interest expense, net	(5,252)	(4,874)	(10,537)	(8,991)
Gain (loss) on sale of assets	9	—	(1,116)	—
Other income (expense)	(216)	(86)	123	91
Income (loss) before income tax expense and equity earnings of unconsolidated joint ventures	(9,811)	(3,171)	(23,412)	(14,994)
Equity earnings of unconsolidated joint ventures	119	207	94	226
Income (loss) before income taxes	(9,692)	(2,964)	(23,318)	(14,768)
Income tax benefit (expense)	156	103	379	583
Net income (loss)	$(9,536)	$(2,861)	$(22,939)	$(14,185)
Less: net income (loss) attributable to noncontrolling interests	(195)	(83)	(370)	(296)
Net income (loss) attributable to Reading International, Inc.	$(9,341)	$(2,778)	$(22,569)	$(13,889)
Basic earnings (loss) per share	$(0.42)	$(0.12)	$(1.01)	$(0.63)
Diluted earnings (loss) per share	$(0.42)	$(0.12)	$(1.01)	$(0.63)
Weighted average number of shares outstanding–basic	22,413,617	22,262,214	22,379,881	22,183,618
Weighted average number of shares outstanding–diluted	23,246,591	23,502,506	23,294,887	23,423,910

Reading International, Inc. and Subsidiaries

Consolidated Balance Sheets

(U.S. dollars in thousands, except share information)

	June 30,	December 31,
	2024	2023
ASSETS	(unaudited)
Current Assets:
Cash and cash equivalents	$9,242	$12,906
Restricted cash	1,485	2,535
Receivables	7,647	7,561
Inventories	1,347	1,648
Prepaid and other current assets	2,485	2,881
Land and property held for sale	36,446	11,179
Total current assets	58,652	38,710
Operating property, net	225,473	262,417
Operating lease right-of-use assets	168,546	181,542
Investment and development property, net	—	8,789
Investment in unconsolidated joint ventures	4,428	4,756
Goodwill	25,023	25,535
Intangible assets, net	1,899	2,038
Deferred tax asset, net	2,109	299
Other assets	8,725	8,965
Total assets	$494,855	$533,051
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$44,392	$43,828
Film rent payable	4,911	6,038
Debt - current portion	58,401	34,484
Subordinated debt - current portion	198	586
Taxes payable - current	2,088	1,376
Deferred revenue	10,027	10,993
Operating lease liabilities - current portion	21,797	23,047
Other current liabilities	6,625	6,731
Total current liabilities	148,439	127,083
Debt - long-term portion	123,347	146,605
Derivative financial instruments - non-current portion	98	—
Subordinated debt, net	27,283	27,172
Noncurrent tax liabilities	6,418	6,586
Operating lease liabilities - non-current portion	168,246	180,898
Other liabilities	11,493	11,711
Total liabilities	$485,324	$500,055
Commitments and contingencies (Note 15)
Stockholders’ equity:
Class A non-voting common shares, par value $0.01, 100,000,000 shares authorized,
33,681,705 issued and 20,745,594 outstanding at June 30, 2024 and
33,602,627 issued and 20,666,516 outstanding at December 31, 2023	238	237
Class B voting common shares, par value $0.01, 20,000,000 shares authorized and
1,680,590 issued and outstanding at June 30, 2024 and December 31, 2023	17	17
Nonvoting preferred shares, par value $0.01, 12,000 shares authorized and no issued
or outstanding shares at June 30, 2024 and December 31, 2023	—	—
Additional paid-in capital	156,529	155,402
Retained earnings/(deficits)	(102,058)	(79,489)
Treasury shares	(40,407)	(40,407)
Accumulated other comprehensive income	(4,325)	(2,673)
Total Reading International, Inc. stockholders’ equity	9,994	33,087

Noncontrolling interests	(463)	(91)
Total stockholders’ equity	9,531	32,996
Total liabilities and stockholders’ equity	$494,855	$533,051

Reading International, Inc. and Subsidiaries

Segment Results

(Unaudited; U.S. dollars in thousands)

	Quarter Ended			Six Months Ended
	June 30,		% Change Favorable/	June 30,		% Change Favorable/
(Dollars in thousands)	2024	2023	(Unfavorable)	2024	2023	(Unfavorable)
Segment revenue
Cinema
United States	$21,480	$34,017	(37)%	$42,785	$55,826	(23)%
Australia	18,543	22,940	(19)%	35,867	40,151	(11)%
New Zealand	2,918	4,101	(29)%	5,561	7,065	(21)%
Total	$42,941	$61,058	(30)%	$84,213	$103,042	(18)%
Real estate
United States	$1,483	$1,834	(19)%	$2,967	$3,389	(12)%
Australia	3,177	2,991	6%	6,261	6,128	2%
New Zealand	353	392	(10)%	718	765	(6)%
Total	$5,013	$5,217	(4)%	$9,946	$10,282	(3)%
Inter-segment elimination	(1,146)	(1,218)	6%	(2,298)	(2,463)	7%
Total segment revenue	$46,808	$65,057	(28)%	$91,861	$110,861	(17)%
Segment operating income (loss)
Cinema
United States	$(1,088)	$814	(>100)%	$(4,527)	$(3,514)	(29)%
Australia	(87)	2,984	(>100)%	(582)	2,858	(>100)%
New Zealand	(95)	676	(>100)%	(326)	515	(>100)%
Total	$(1,270)	$4,474	(>100)%	$(5,435)	$(141)	(>100)%
Real estate
United States	$(204)	$233	(>100)%	$(573)	$16	(>100)%
Australia	1,461	1,225	19%	2,921	2,639	11%
New Zealand	(311)	(172)	(81)%	(511)	(364)	(40)%
Total	$946	$1,286	(26)%	$1,837	$2,291	(20)%
Total segment operating income (loss) (1)	$(324)	$5,760	(>100)%	$(3,598)	$2,150	(>100)%

(1)	Total segment operating income is a non-GAAP financial measure. See the discussion of non-GAAP financial measures that follows.

Reading International, Inc. and Subsidiaries

Reconciliation of EBITDA and Adjusted EBITDA to Net Income (Loss)

(Unaudited; U.S. dollars in thousands)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
(Dollars in thousands)	2024	2023	2024	2023
Net Income (loss) attributable to Reading International, Inc.	$(9,341)	$(2,778)	$(22,569)	$(13,889)
Add: Interest expense, net	5,252	4,874	10,537	8,991
Add: Income tax expense (benefit)	(156)	(103)	(379)	(583)
Add: Depreciation and amortization	4,011	4,689	8,216	9,329
Adjustment for infrequent events and discontinued operations	—	—	—	—
EBITDA	$(234)	$6,682	$(4,195)	$3,848
Adjustments for:
None	—	—	—	—
Adjusted EBITDA	$(234)	$6,682	$(4,195)	$3,848

Reading International, Inc. and Subsidiaries

Reconciliation of Total Segment Operating Income (Loss) to Income (Loss) before Income Taxes

(Unaudited; U.S. dollars in thousands)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
(Dollars in thousands)	2024	2023	2024	2023
Segment operating income (loss)	$(324)	$5,760	$(3,598)	$2,150
Unallocated corporate expense
Depreciation and amortization expense	(99)	(176)	(201)	(355)
General and administrative expense	(3,929)	(3,794)	(8,083)	(7,889)
Interest expense, net	(5,252)	(4,875)	(10,537)	(8,991)
Equity earnings of unconsolidated joint ventures	119	207	94	226
Gain (loss) on sale of assets	9	—	(1,116)	—
Other income (expense)	(216)	(86)	123	91
Income (loss) before income tax expense	$(9,692)	$(2,964)	$(23,318)	$(14,768)

Non-GAAP Financial Measures

This Earnings Release presents total segment operating income (loss), EBITDA, and Adjusted EBITDA, which are important financial measures for our Company, but are not financial measures defined by U.S. GAAP.

These measures should be reviewed in conjunction with the relevant U.S. GAAP financial measures and are not presented as alternative measures of earnings (loss) per share, cash flows or net income (loss) as determined in accordance with U.S. GAAP. Total segment operating income (loss) and EBITDA, as we have calculated them, may not be comparable to similarly titled measures reported by other companies.

Total segment operating income (loss) – We evaluate the performance of our business segments based on segment operating income (loss), and management uses total segment operating income (loss) as a measure of the performance of operating businesses separate from non-operating factors. We believe that information about total segment operating income (loss) assists investors by allowing them to evaluate changes in the operating results of our Company’s business separate from non-operational factors that affect net income (loss), thus providing separate insight into both operations and the other factors that affect reported results.

EBITDA – We use EBITDA in the evaluation of our Company’s performance since we believe that EBITDA provides a useful measure of financial performance and value. We believe this principally for the following reasons:

We believe that EBITDA is an accepted industry-wide comparative measure of financial performance. It is, in our experience, a measure commonly adopted by analysts and financial commentators who report upon the cinema exhibition and real estate industries, and it is also a measure used by financial institutions in underwriting the creditworthiness of companies in these industries. Accordingly, our management monitors this calculation as a method of judging our performance against our peers, market expectations, and our creditworthiness. It is widely accepted that analysts, financial commentators, and persons active in the cinema exhibition and real estate industries typically value enterprises engaged in these businesses at various multiples of EBITDA. Accordingly, we find EBITDA valuable as an indicator of the underlying value of our businesses. We expect that investors may use EBITDA to judge our ability to generate cash, as a basis of comparison to other companies engaged in the cinema exhibition and real estate businesses and as a basis to value our company against such other companies.

EBITDA is not a measurement of financial performance under generally accepted accounting principles in the United States of America and it should not be considered in isolation or construed as a substitute for net income (loss) or other operations data or cash flow data prepared in accordance with generally accepted accounting principles in the United States for purposes of analyzing our profitability. The exclusion of various components, such as interest, taxes, depreciation, and amortization, limits the usefulness of these measures when assessing our financial performance, as not all funds depicted by EBITDA are available for management’s discretionary use. For example, a substantial portion of such funds may be subject to contractual restrictions and functional requirements to service debt, to fund necessary capital expenditures, and to meet other commitments from time to time.

EBITDA also fails to take into account the cost of interest and taxes. Interest is clearly a real cost that for us is paid periodically as accrued. Taxes may or may not be a current cash item but are nevertheless real costs that, in most situations, must eventually be paid. A company that realizes taxable earnings in high tax jurisdictions may, ultimately, be less valuable than a company that realizes the same amount of taxable earnings in a low tax jurisdiction. EBITDA fails to take into account the cost of depreciation and amortization and the fact that assets will eventually wear out and have to be replaced.

Adjusted EBITDA – using the principles we consistently apply to determine our EBITDA, we further adjusted the EBITDA for certain items we believe to be external to our core business and not reflective of our costs of doing business or results of operation. Specifically, we have adjusted for (i) legal expenses relating to extraordinary litigation, and (ii) any other items that can be considered non-recurring in accordance with the two-year SEC requirement for determining an item is non-recurring, infrequent or unusual in nature.